Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and among (i) B. Riley Financial, Inc. (the “Company”), (ii) solely for purposes of Section 3.2, B. Riley Securities, Inc. (“BRS”), and (iii) Bryant R. Riley (“Executive”), effective as of November 8, 2025 (“Effective Date”).

WHEREAS, the Company desires to continue to retain the services of Executive, and Executive desires to continue to be employed by the Company;

WHEREAS, the Company and Executive are parties to an Employment Agreement, effective as of January 1, 2018, as amended and restated most recently as of April 11, 2023 (the “Prior Agreement”); and

WHEREAS, the Company, BRS and Executive desire to amend and restate the Prior Agreement to provide for Executive’s eligibility to participate in the Incentive Program (as defined herein), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment. The Company shall continue to employ Executive as Co-Chief Executive Officer of the Company (“Position”), and Executive agrees to continue such employment, upon the terms and conditions set forth in this Agreement commencing on the Effective Date. The term of this Agreement (the “Employment Period”) shall initially be for a period of two (2) years following the Effective Date, which term shall automatically renew for additional one (1) year terms, unless either party notifies the other of non-renewal at least ninety (90) days prior to the end of the then-current term.

2. Position and Duties.

2.1 Services with the Company. Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other employment duties as the Company shall assign to him or her from time to time. Executive shall devote substantially all of his or her business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Board of Directors (the “Board”). Notwithstanding the foregoing, Executive will be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing in advance to the Board and do not interfere with the discharge of his or her duties hereunder.

3. Compensation.

3.1 Guaranteed Payment; Base Salary. Commencing with the carve out of BRS on March 9, 2025 and continuing through the earlier of (i) the end of fiscal year 2026 and (ii) the termination of Executive’s participation in and eligibility for the Incentive Program (as defined below) in accordance with Section 3.2 (such earlier date, the “Participation End Date”), the Company shall pay to Executive a cash payment in an annualized amount equal to the wage threshold under the laws of the State of California for the applicable calendar for employees classified as “exempt” under the laws of the State of California (the “Guaranteed Payment”). Such Guaranteed Payment will be paid in substantially equal installments, less applicable tax and other authorized applicable withholdings, through the Company’s payroll in accordance with the Company’s regular payroll practices. For avoidance of doubt, the Guaranteed Payment will be prorated for any partial year of employment while the Incentive Program is in effect and commencing with the Participation End Date, Executive shall no longer receive the Guaranteed Payment. Commencing immediately following the Participation End Date, as compensation for services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annualized salary of seven hundred thousand Dollars ($700,000), less applicable tax and other authorized applicable withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Executive’s salary will be reviewed, and if appropriate, adjusted, on an annual basis at or after the end of each calendar year, as applicable.

3.2 Incentive Program. Commencing with March 9, 2025 and continuing through the Participation End Date, Executive shall be eligible to participate in the incentive program maintained by BRS for the benefit of senior managing directors of BRS that is based on a percentage of the investment banking revenue and fees generated by the Executive (the “Incentive Program”), on the same terms, in all material respects, as apply to such senior managing directors with respect to the Incentive Program, and in accordance with the past practice of BRS. BRS shall make payments in respect of the Incentive Program, if any, to Executive in time and manner consistent with payments made by BRS to senior managing directors of BRS, but no less frequently than in respect of each calendar quarter. Commencing with fiscal year 2026, twenty percent (20%) of any payment to be made to the Executive pursuant to the Incentive Program shall be withheld (collectively, the “Holdback Amount”). Each such payment in respect of the Incentive Program, if any, shall be reduced (but not below zero Dollars ($0)) by the amount of the Guaranteed Payment payable to Executive in respect of the portion of the calendar year covered by such payment.

As to the Holdback Amount, BRS will pay an amount equal to all or a portion of the Holdback Amount in the first quarter of fiscal year 2027 (such payment date, the “Holdback Payment Date”), in the sole discretion and at the direction of the Compensation Committee of the Board (the “Committee”) based on individual and/or corporate performance criteria as established by the Committee or by the Board upon the recommendation of the Committee. To the extent that all or any portion of a Holdback Amount is not directed by the Committee to be paid to Executive pursuant to the foregoing sentence, BRS shall have no further obligation to pay any such amount to any person hereunder. Earning and payment of any amount under the Incentive Program is contingent upon Executive’s continued employment in good standing through the date of payment (including, for the avoidance of doubt, the Holdback Payment Date with respect to payment of the Holdback Amount).

The Committee reserves the right to terminate Executive’s participation in and eligibility for the Incentive Program at any time, in its good faith discretion, without notice, provided that any amounts accrued by Executive in respect of the Incentive Program through the Participation End Date will remain payable to Executive thereunder. Any material changes to the Incentive Program following the Effective Date that are favorable to Executive will not apply to Executive or modify in any way the terms of Executive’s participation in and eligibility for the Incentive Program unless and until such changes are approved by the Committee, which approval shall be subject to the Committee’s good faith discretion. In the event of a dispute between Executive and BRS concerning Executive’s eligibility for payment in respect of a given transaction, Executive and BRS agree to submit the question of Executive’s eligibility to the Committee for resolution in its good faith discretion. On a quarterly basis (or more frequently as requested by the Committee), BRS shall provide the Committee information in reasonable detail regarding the Incentive Program, the calculation thereof, amounts payable to Executive thereunder and any other information with respect thereto, as reasonably requested by the Committee.

Based on Executive’s participation in the Incentive Program effective as of March 9, 2025, BRS shall pay Executive an earned incentive amount on or as soon as administratively practicable after the Effective Date, and BRS acknowledges that Executive will be entitled to an additional earned incentive amount no later than November 15, 2025 (collectively, the “Initial Incentive Program Payments”), subject to Executive’s continued employment through the applicable payment date. The above notwithstanding, the initial payment under the Incentive Program shall be reduced by an amount representing Executive’s Base Salary paid from March 9, 2025 through the Effective Date. The Executive agrees that, if the Executive voluntarily resigns or otherwise terminates his employment with the Company without Good Reason or if the Executive is terminated by the Company with Cause (each as defined below), in either case, at any time within 24 months of the Effective Date, then the Executive will be required to repay the Initial Incentive Program Payments to BRS within 15 days of the effective date of such termination of employment with the Company. The Company may withhold the repayment amount from the Executive’s final paycheck and any other payments owed to the Executive, as permitted by applicable law.

3.3 Equity Awards. Executive shall be eligible to receive an annual long-term incentive award with a value determined by the Company in its sole discretion. Such awards shall be issued pursuant to the Company’s 2021 Stock Incentive Plan (or successor plan) (the “Stock Incentive Plan”). All other terms and conditions applicable to each such award shall be determined by the Committee. The above notwithstanding, Executive and the Committee have agreed that Executive shall not receive a long-term incentive award pursuant to the Stock Incentive Plan in respect of any fiscal year in which Executive is eligible to participate in the Incentive Program set forth in Section 3.2 above.

3.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing benefits for the Company’s executives, including, but not limited to, medical, retirement and disability plans. Executive’s participation in any such plan or program shall be subject to the Company’s policies and the provisions, rules, and regulations applicable to any plans. Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan. The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

3.5 Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him or her in the performance of his or her duties under this Agreement, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures.

3.6 Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Annual Paid Time Off. Executive shall be entitled to take vacation and sick leave in accordance with the Company’s vacation and leave policy.

5. Compensation upon Termination/Resignation. The Employment Period and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided, that, unless otherwise provided herein, either party shall be required to give the other party at least twenty (20) days’ advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Termination with Cause; Resignation. In the event Executive is terminated by the Company with Cause or in the event Executive resigns, Executive shall be paid his Base Salary or the Guaranteed Payment, as applicable, through the effective date of termination (the “Termination Date”), and accrued unused leave, if any, owed through the Termination Date as well as reasonable unreimbursed business expenses incurred through the Termination Date.

5.2 Termination Without Cause, for Death or Disability or Resignation for Good Reason. In the event that Executive is terminated without Cause, for death or Disability or resigns for Good Reason, in addition to the amounts set forth in Section 5.1 above, Executive shall also receive the Severance Payment (as defined below), payable no later than sixty (60) days after the Termination Date, subject to Executive’s prior execution, delivery and non-revocation of a full general release in form and substance reasonably satisfactory to the Company (the “Release”). The “Severance Payment” shall be a lump sum equal to $2,800,000.00. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself (and his dependents, if applicable). Such reimbursement shall be paid to Executive on the tenth of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve month anniversary of the Termination Date; and (ii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

5.3 Definitions. The following definitions apply to this Agreement:

5.3.1 “Change in Control” has the meaning set forth in the Stock Incentive Plan.

5.3.2 “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

5.3.3 “Termination with Cause” shall mean (i) Executive’s willful, intentional and continued substantial misconduct in the reasonable judgment of the Company; (ii) other than due to a Disability, Executive’s repeated, intentional gross negligence of duties or intentional gross failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof in the reasonable judgment of the Company; (iii) Executive’s gross material breach of any of the obligations contained herein; or (iv) the commission by Executive of any intentional material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, in the reasonable judgment of the Company; provided, however, that the Company may not terminate Executive’s employment with Cause unless (x) it has provided written notice to Executive of the existence of the circumstances providing grounds for Termination with Cause, and (y) Executive has had at least fifteen (15) from the date on which such notice is provided to cure such circumstances (if such cure is possible).

5.3.4 “Good Reason” shall mean: termination by Executive of his employment with the Company based on:

(i) If applicable, a reduction in Base Salary of Executive during the Employment Period;

(ii) The Company’s material breach of this Agreement;

(iii) A material, adverse change in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size and capitalization as of the date of this Agreement; or

(iv) Reassignment of Executive to (A) a location greater than twenty-five (25) miles from Executive’s current principal place of employment and (B) a location requiring that Executive relocate from his principal residence as of the Effective Date;

provided, however; that Executive may not terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such written notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within thirty (30) days following the end of the cure period, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

6. Compliance with Section 409A. The parties intend that the payments and benefits contemplated in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder (collectively, “Section 409A”), or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 6. Notwithstanding anything herein to the contrary, all payments and benefits which are payable hereunder upon Executive’s termination of employment shall be paid or provided only upon a termination of employment that constitutes a “Separation from Service” from the Company within the meaning of Section 409A.

In furtherance of this Section 6, and notwithstanding anything herein to the contrary, to the extent any in-kind benefit or reimbursement to be paid or provided under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, then (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s group health plans); (ii) any reimbursements for expenses incurred by Executive shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) Executive shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the second calendar year following the calendar year in which Executive incurs a termination of employment; and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

Any installment payment of post-employment benefits under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). Notwithstanding anything in this Agreement to the contrary, if any amount or benefit would constitute compensation subject to penalty taxation under Section 409A and such amount becomes payable or distributable by reason of Executive’s Separation from Service during a period in which Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j), (i) the timing of such amounts or payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after Executive’s Separation from Service and (b) the date of Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay Executive a lump sum amount equal to the sum of the benefit payments that Executive would otherwise have received through the Delayed Initial Payment Date (or, with respect to death, the earliest administratively practicable date provided that payment complies with the timing requirements of Section 409A) if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph) and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule. In no event may Executive, directly or indirectly, designate the calendar year of payment. If the period after the Termination Date during which the Release must become effective spans two calendar years, any payments or benefits conditioned on the Release will not be made or commence to be made until the second calendar year.

7. Confidential Information, Removal of Documents; Return of Records and Property; Non-Competition; Non-Solicitation; Non-Disparagement.

7.1 Confidential Information. During the Employment Period and thereafter, Executive will hold in a fiduciary capacity for the benefit of the Company, BRS and their respective subsidiaries (the “Company Group”) all trade secrets and confidential information, knowledge or data relating to the Company Group and its businesses, investments and employees, including any non-public information concerning employee performance and compensation, which will have been obtained by Executive during Executive’s employment by the Company Group and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive will not, without the prior written consent of the Company Group or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company Group (in which case Executive will use his reasonable best efforts in cooperating with the Company Group in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company Group and those designated by the Company Group or on behalf of the Company Group in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, U.S. Securities and Exchange Commission, or other federal, state or local governmental agency or commission or comparable state or local agency (each, a “Governmental Entity”) or to file a charge with or participate in an investigation conducted by any Governmental Entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a Governmental Entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any Governmental Entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.2 Removal of Documents; Return of Records and Property. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company Group’s business from the Company Group’s premises without its written consent, unless such removal is in the furtherance of the Company Group’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company Group promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Upon termination of employment for any reason, Executive shall deliver promptly to the Company Group all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, laptops, reports, data, tables, and calculations or copies thereof, which are the property of the Company Group and which relate in any way to the business, products, practices or techniques of the Company Group (excluding any documentation related to personal compensation and employment terms), and all other property of the Company Group and Proprietary Information, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company Group or its clients, which in any of these cases are in his or her possession or under his or her control.

7.3 Rights to Products. Executive will and hereby does assign to the Company Group all rights to trade secrets inventions, patents, works, copyrights, intellectual property applications and priority rights associated therewith, other intellectual properties ideas and other products relating to the Company Group’s business developed or reduced to practice by Executive alone or in conjunction with others at any time while employed by the Company Group. In the event of any conflict between the provision of this Section 7.3 and of any applicable employee manual or similar policy of the Company Group, the provisions of this Section 7.3 will govern.

7.4 Non-Competition. While Executive is employed by or providing services to the Company Group, Executive will not directly or indirectly (without the prior written consent of the Company Group):

7.4.1 hold a two percent (2%) or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

7.4.2 associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(a) that is substantially related to any activity in which Executive was engaged with the Company Group during the prior twelve (12) months,

(b) that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility with the Company Group during the prior twelve (12) months, or

(c) that calls for the application of specialized knowledge or skills substantially related to those used by Executive in his activities with the Company Group during the prior twelve (12) months.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity in which the Company Group is then engaged or (B) holds a two percent (2%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

7.5 Non-Solicitation.

7.5.1 While Executive is employed by or providing services to the Company Group, and for a period of one (1) year after Executive’s employment is terminated by the Company Group or Executive for any reason, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company Group) Solicit anyone who is then an employee of the Company Group (or who was an employee of the Company Group within the prior twelve (12) months) to resign from the Company Group or to apply for or accept employment with any other business or enterprise. Executive acknowledges that the limitation set forth herein is reasonable and necessary to protect the Company Group’s Confidential Information, and that compliance with such limitation will not restrain Executive from engaging in a lawful profession, trade or business.

7.5.2 While Executive is employed by or providing services to the Company Group, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company Group): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company Group, (ii) transact business with any Client that would cause Executive to be a Competitive Enterprise or (iii) interfere with or damage any relationship between the Company Group and a Client.

For purposes of this Agreement, a “Client” means any client or prospective client of the Company Group to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with his relationship with or employment by the Company Group, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

7.6 Non-Disparagement. While Executive is employed by or providing services to the Company Group and thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company Group, any of its affiliates or any of their employees, officers or directors.

7.7 Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, Executive and the Company Group agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

7.8 Injunctive Relief. In the event of a breach or threatened breach of this Section 7, Executive agrees that the Company Group will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

7.9 Cease Payments. In the event that Executive materially breaches Section 7.1, 7.2, 7.3 or 7.4, the Company’s obligation to make or provide payments or benefits under Section 5 will cease.

7.10 Continuing Operation. Except as specifically provided in this Section 7, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 7.

8. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

9. Indemnification. Executive shall be covered by indemnification and director and officer insurance, including advancement of attorneys’ fees, in the same manner as senior executives of the Company.

10. Miscellaneous.

10.1 Governing Law; Arbitration. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California. Any dispute, controversy or claim arising out of or related to Executive’s compensation, Executive’s employment or the termination thereof, or this Agreement, or any breach of this Agreement, including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects to this Agreement, shall be submitted to and decided by binding arbitration pursuant to the terms set forth in Exhibit A.

10.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter including without limitation the Prior Agreement. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.3 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

10.4 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2 with respect to the reimbursement of certain COBRA expenses, any amounts payable pursuant to Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

10.5 No Conflicts. Executive’s acceptance of employment with the Company and the performance of his or her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he or she is a party or is otherwise bound.

10.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

B. RILEY FINANCIAL, INC.

By:	/s/ Alan Forman
	Name:	Alan Forman
	Title:	EVP & General Counsel

B. RILEY SECURITIES, INC.

By:	/s/ Jimmy Baker
	Name:	Jimmy Baker
	Title:	Co-CEO

EXECUTIVE

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley

Exhibit A

Arbitration Agreement

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement to which this Exhibit A (this “Exhibit A” or this “Arbitration Agreement”) is attached (the “Agreement”).

1. Executive (“you” or “your”) and the Company agree that any controversy, dispute or claim arising out of or relating to your compensation, your employment or the termination thereof, or the Agreement or breach thereof (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of the Agreement or the conduct and communications of us regarding the Agreement and the subject matter of the Agreement) (referred to herein as a “Dispute”) shall be resolved by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or a successor organization, for binding arbitration located in Los Angeles, California, by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures. The JAMS Employment Arbitration Rules & Procedures are available online at https://www.jamsadr.com/rules-employment-arbitration/. Any party’s right to appeal or to seek a modification of rulings by the arbitrator is strictly limited by state law and the Federal Arbitration Act (“FAA”). The arbitrator’s final award shall be in writing made and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply California law to the merits of any Dispute, without reference to the rules of conflicts of law applicable therein. The arbitrator shall be bound by and strictly enforce the terms of the Agreement and this Exhibit A and, except as expressly provided for in this Exhibit A, may not limit, expand or otherwise modify their terms. The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability or enforceability of the Agreement. The arbitrator may grant injunctions or other relief. Notwithstanding anything else set forth herein, neither party shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided, including without limitation, with respect to any dispute relating to the obligations in Section 7 of the Agreement or any other confidentiality obligations owed to the Company.

2. You acknowledge that you have read and understand this Exhibit A. You understand that by signing this Exhibit A, you agree to submit any Dispute to binding arbitration, and that this arbitration provision constitutes a waiver of your rights to a jury trial and relates to the resolution of all Disputes relating to all aspects of the employer/employee relationship to the greatest extent permitted by law, including but not limited to the following:

a. Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; breach of duty of loyalty; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; defamation; unpaid wages (including overtime wages, bonuses, commissions, vacation pay, holiday pay, sick pay, severance, back pay, front pay, penalties, life insurance, health or medical insurance or any other fringe benefit or compensation of any kind including any such claims arising under federal or state law); and discrimination, harassment or retaliation;

b. Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Constitution, the California Government Code, the Investigative Consumer Reporting Agencies Act, the California Business & Professions Code, the California Industrial Welfare Commissions Orders, the California Worker Adjustment and Retraining Notification Act, the Menlo Park city and county ordinances, and the Los Angeles Fair Chance Initiative for Hiring Ordinance and Municipal Code;

c. Any and all claims arising out of or relating to your compensation, including without limitation, any carried interest, points interest, or any equity based incentive plan or award agreement, all such claims to be governed by the terms and conditions of any such plan or award agreement; and

d. Any and all claims arising out of any other federal, state or local laws or regulations relating to employment, harassment or employment discrimination.

3. The following Disputes are excluded from mandatory arbitration under this Arbitration Agreement:

a. claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance;

b. any claims for injunctive relief based on breach or threatened breach of the obligations described in Section 7 of the Agreement;

c. claims for misappropriation of trade secrets;

d. at your election, claims alleging conduct constituting a sexual harassment or sexual assault; and

e. any other dispute or claim that has been expressly excluded from arbitration by statute or other applicable law that is not preempted by the FAA.

4. Nothing in this Arbitration Agreement should be interpreted as restricting or prohibiting you from filing a charge or complaint with the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, the California Department of Fair Employment and Housing, or any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable, federal, state, or municipal law or regulation. A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any Dispute that is covered by this Arbitration Agreement but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Arbitration Agreement. You further understand that other options such as federal and state administrative remedies and judicial remedies exist and acknowledge and agree that by signing the Agreement and agreeing to the terms of this Exhibit A, with the sole exception of any Disputes expressly excluded from arbitration in Section 3 of this Exhibit A, these remedies are forever precluded and that regardless of the nature of your complaint(s), you acknowledge and agree that such complaint(s) can only be resolved by arbitration.

5. The fees and expenses of the arbitrator and all other expenses of the arbitration that would not normally be incurred if the action were brought in a court of law shall be paid by the Company. Otherwise, each party shall be solely responsible for paying their own costs/fees for the arbitration, including but not limited to attorneys’ fees, experts, and presentation of proof. However, if either party prevails on a claim which affords the prevailing party attorneys’ fees or costs pursuant to law, statute, or contract, the arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party.

6. To the extent permitted by law, the substance and result of any arbitration under this Exhibit A and all information and documents disclosed in any such arbitration by any person shall be treated as confidential, except that disclosures may be made to the extent necessary (i) to enforce a final settlement agreement between the parties or (ii) to obtain and secure enforcement, or a judgment on, an award issued pursuant to this Exhibit A.

7. Class, Collective, and Representative Action Waiver. The parties agree that, with respect to any claims that are subject to arbitration under Section 2 of this Exhibit A, in any forum whether arbitration or otherwise, the parties both waive the right to (i) join or consolidate claims by other individuals or entities against the other party, including but not limited to by becoming a member of a class in a class action; or (ii) bring, maintain, participate in, receive money from, or arbitrate any claim as a representative or participate in a class, representative, multi-plaintiff, or collective action. This representative action waiver does not apply to claims under California’s Private Attorney General Act and the Company and you agree to stay those claims in court pending the resolution of any arbitrable claims, to the maximum extent allowed by law. To the extent permitted by applicable law, any attempt to proceed in arbitration, court or any other forum on anything other than an individual basis shall be void ab initio and be precluded by every tribunal in which any such action is brought. If, despite the parties’ express intent to proceed only in individual arbitration, a court nonetheless orders that a class, collective, mass or other representative or joint action should proceed, in no event will such action proceed in an arbitration forum and may proceed only in court. Any issue concerning the validity or enforceability of this class, collective and representative action waiver must be decided only by a court and an arbitrator shall not have authority to consider the issue of the validity or enforceability of this Section 7. If this class, collective, and representative action waiver is found to be unenforceable, in whole or in part, any offending provisions shall be severed from this Exhibit A.

8. In the event any notice is required to be given under the terms of this Exhibit A, it shall be delivered in writing, if to you, to your last known address, and if to the Company, to the attention of the General Counsel of the Company.

9. If any provision of this Exhibit A is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or will be deleted from this Exhibit A, as the situation may require, and this Exhibit A shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Exhibit A, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions, only to the maximum scope and application permitted by law, as the case may be. The parties expressly acknowledge and agree that it is their intent that the inclusion or exclusion of no provision or provisions is to interfere with or negate the arbitration and class/collective waiver provision of this Exhibit A and this Exhibit A is to be modified in scope and application in every instance needed to permit the enforceability of those provisions. In the event such total or partial invalidity or unenforceability of any provision of this Exhibit A exists only with respect to the laws of a particular jurisdiction, this Section 9 will operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision.

10. You and the Company agree that the Company is engaged in interstate commerce and that the FAA shall govern the interpretation and enforcement of, and all proceedings pursuant to, this Exhibit A.

11. You and the Company agree and acknowledge that this Exhibit A is supported by good and valuable consideration, including the parties’ mutual agreement to arbitrate all disputes, claims, and controversies between them, and your continued at-will employment with the Company. Nothing herein modifies your at-will status.